STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is New Mexico Software, Inc., a Nevada corporation, and NMXS.COM, Inc., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is New Mexico Software. Inc., and NMXS.COM, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on January 1, 2006.

SIXTH: The Agreement of Merger is on file at Suite 100, 5021 Indian School Road, NE, Albuquerque, NM 87110, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at Suite 100. 5021 Indian School Road, NE, Albuquerque. NM 87110

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IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the  14TH  day of December, A.D., 2005.

By: /s/ Richard F. Govatski

Name: Richard F. Govatski

Title: President and Chairman of the Board